UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HASCO MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Florida	65-0924471
(State of other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

14809 Hampton Ct., Dallas, TX	75254
(Address of Principal Executive Offices)	(Zip Code)

2009 INCENTIVE STOCK PLAN

(Full title of the plan)

Mark Lucky

Chief Financial Officer

HASCO Medical, Inc.

1416 West I-65 Service Rd. S., Mobile, AL 36693

(Name and address of agent for service)

(251) 633-4133

(Telephone number, including area code, of agent for service)

Copy to:

Craig F. Zappetti, Esquire

Saul Ewing LLP

Centre Square West

1500 Market Street, 38th Floor

Philadelphia, PA 19102-2186

(215) 972-7896

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock, Par Value $0.001 per share	20,000,000	$0.007	$140,000	$8.00

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	The registration fee has been computed in accordance with paragraph (h) of Rule 457 based upon the average bid price of the registrant’s common stock as quoted on the Pink Sheets on October 21, 2009.

(3)	Represents the Proposed Maximum Aggregate Offering Price multiplied by $.00005580.

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS1

Item 1. Plan Information.

Not required to be filed.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in clauses (a) through (g) below (other than filings or portions of filings that are furnished under applicable Securities and Exchange Commission (“SEC”) rules, rather than filed) are incorporated herein by this reference thereto, and all documents subsequently filed (other than filings or portions of filings that are furnished, under applicable SEC rules, rather than filed) by HASCO Medical, Inc. (the “Registrant”) pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by this reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 filed with the SEC on November 7, 2008;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended December 31, 2008 filed with the SEC on February 10, 2009, for the quarter ended March 31, 2009 filed with the SEC on April 21, 2009 and for the quarter ended June 30, 2009 filed with the SEC on August 14, 2009;

(c)

The Registrant’s Current Reports on Forms 8-K and Forms 8-K/A filed with the SEC on January 21, 2009, March 5, 2009, March 12, 2009, March 25, 2009, May 1, 2009, May 14, 2009, May 19, 2009 and June 26, 2009;

(d)	The Registrant’s Definitive Information Statement approving the change of its name to HASCO Medical, Inc., filed with the SEC on June 5, 2009;

(e)	The Registrant’s Definitive Information Statement approving the adoption of the 2009 INCENTIVE STOCK PLAN, filed with the SEC on August 3, 2009;

(f)	The Registrant’s Definitive Information Statement approving the increase of the Corporation’s authorized capital stock to 1,000,000,000 shares, filed with the SEC on August 28, 2009.

(g)	Registration Statement on Form 10SB/A including a Description of Securities filed with the SEC on March 22, 2007.

_________________________

1 The information called for by Part I of this registration statement on Form S-8 will be delivered to eligible persons as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended.

You may access each of these documents on the SEC’s website at www.sec.gov. or you may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

Corporate Secretary

HASCO Medical, Inc.

1416 West I-65 Service Rds.

Mobile, AL 36693

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation include a provision that allows the Registrant to indemnify any director, officer, employee or agent of the Registrant to the fullest extent permitted by Florida law. According to Section 607.0850, Florida Statutes, the Registrant shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the Registrant), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In addition, the Registrant shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a director, officer, employee, or agent of the Registrant has been successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Any indemnification stated above, unless pursuant to a determination by a court, shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth above. Such determination shall be made: (i) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding; (ii) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding; (iii) By independent legal counsel selected by the board of directors prescribed in (i) or the committee prescribed in (ii) or if a quorum of the directors cannot be obtained for (i) and the committee cannot be designated under (ii), selected by majority vote of the full board of directors (in which directors who are parties may participate); or (iv) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by section (iii) above shall evaluate the reasonableness of expenses and may authorize indemnification.

Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the Registrant in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by Registrant. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

The indemnification and advancement of expenses are not exclusive, and the Registrant may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

(a)        A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

(b)        A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

(c)        In the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or

(d)        Willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

Notwithstanding the failure of the Registrant to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the Registrant who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

(a)        The director, officer, employee, or agent is entitled to mandatory indemnification, in which case the court shall also order the Registrant to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

(b)        The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the Registrant of its power; or

(c)        The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct.

The Registrant shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify the person against such liability.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed with or incorporated by reference into, this Registration Statement:

4.1	Specimen stock certificate of common stock.

5.1	Opinion of Saul Ewing LLP.

10.1	2009 INCENTIVE STOCK PLAN.

23.1	Consent of Sherb & Co., LLP

23.2	Consent of Saul Ewing LLP (contained in Exhibit 5).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set for in the “Calculation of Registration Fee” table herein;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Securities and Exchange Commission that are incorporated herein by reference;

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1993 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized in Mobile, Alabama on October 27, 2009.

HASCO MEDICAL, INC.

/s/ Hal Compton, Jr.

By:	Hal Compton, Jr.

Chief Executive Officer

/s/ Mark Lucky

By:	Mark Lucky

Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hal Compton, Sr. Hal Compton, Sr.	Chairman of the Board	October 27, 2009

/s/ Hal Compton, Jr. Hal Compton, Jr.	Chief Executive Officer and Director	October 27, 2009

/s/ Mark Lucky Mark Lucky	Chief Financial Officer and Director	October 27, 2009

/s/ Bill Marginson Bill Marginson	Director	October 27, 2009

/s/ Barry McCook Barry McCook	Director	October 27, 2009

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Specimen stock certificate of common stock

5.1	Opinion of Saul Ewing LLP.

10.1	2009 INCENTIVE STOCK PLAN.

23.1	Consent of Sherb & Co., LLP.

23.2	Consent of Saul Ewing LLP (contained in Exhibit 5).